Exhibit 10.18

PINNACLE HOLDCO PARENT, INC.

9 WEST 57TH STREET, 42ND FLOOR

NEW YORK, NY 10019

September 23, 2013

Kohlberg Kravis Roberts & Co L.P.

9 West 57th St., Suite 4200
New York, New York 10019

Re:                             Monitoring Agreement

Ladies and Gentlemen:

This letter serves to confirm that Pinnacle Holdco Parent, Inc. (the “Company”) has engaged Kohlberg Kravis Roberts & Co. L.P. (the “Manager”) to provide, and the Manager hereby agrees to provide, management, consulting and financial services to the Company and its direct and indirect divisions, subsidiaries, parent entities and controlled affiliates (collectively, the “Company Group”), as follows:

1.              The Company has engaged the Manager, and the Manager hereby agrees to accept such engagement, to provide to the Company Group, when and if called upon, such services as mutually agreed by the Manager and the Company, which services may include, without limitation: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions by the Company Group; (iii) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives, but excluding formulation or promulgation of personnel policies or involvement in personnel decision making; and (vi) other services for the Company Group upon which the Company and the Manager may agree from time to time.  Commencing on the date hereof (the “Effective Date”), the Company agrees to pay the Manager (or such affiliate(s) as any the Manager may designate) an aggregate annual fee (the “Advisory Fee”) in an amount equal to $2,000,000, payable in quarterly installments in arrears at the end of each fiscal quarter. The Advisory Fee shall increase each fiscal year by 5.0%. The initial Advisory Fee shall be prorated to reflect the portion of the current fiscal quarter that will elapse after the Effective Date.  The final quarterly Advisory Fee shall be prorated to reflect the portion of the final quarter prior to the end of the term of this agreement, as applicable.

2.              From time to time the Manager may charge the Company a customary fee (a “Transaction Fee”) for services rendered in connection with securing, structuring and negotiating equity and debt financing, including with respect to any acquisition, divestiture or other transaction, initial public offering, or a debt or equity financing, in each case, by or involving the Company Group.  For the avoidance of doubt, the Company Group may, from time to time, after the Effective Date, engage the Manager or its affiliates to provide additional investment banking or other financial advisory services in connection with any acquisition, divestiture or similar transaction by the Company Group, in respect of which (i) separate agreements may be entered into and (ii) the Manager or its affiliates may be entitled to receive additional compensation in respect thereof pursuant to such separate agreements.  In addition to any fees that may be payable to the Manager under this agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 3), reimburse the Manager and its affiliates and its employees and agents, from to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed out-of-pocket expenses incurred to the date hereof, in connection with this retention, including travel expenses and expenses of any legal, accounting or other professional advisors to the Manager or its affiliates.  The Manager may submit monthly expense statements to the Company or any other member of the Company Group for such out-of-pocket expenses, which statements shall be payable within thirty days.

3.              The Company (on behalf of itself and the other members of the Company Group) hereby acknowledges and agrees that the obligations of the Company under paragraphs 1 and 2 shall be borne jointly and severally by each member of the Company Group.

4.              The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, the Manager with such information (the “Information”) as the Manager reasonably believes appropriate to its engagement hereunder.  The Company acknowledges and agrees that (i) the Manager will rely on the Information and on information available from generally recognized public sources in performing the services contemplated hereunder and (ii) the Manager does not assume responsibility for the accuracy or completeness of the Information or such other information.

5.              The Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the services provided by the Manager hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, among KKR PRA Investors L.P., KKR PRA Investors GP LLC, the Company and the Manager (as the same may be amended from time to time, the “Indemnification Agreement”).

6.              Any advice or opinions provided by the Manager may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except with the prior written consent of the Manager.

7.              The Company hereby grants the Manager and its affiliates a non-exclusive license to use the Company’s trademarks and logos, solely in connection with describing the Manager’s relationship with the Company and the other members of the Company Group.

8.              The Manager shall act as an independent contractor, with duties solely to the Company Group.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided that (i) neither this agreement nor any right, interest or obligation hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto and (ii) any assignment by the Manager of its rights but not the obligations under this agreement to any entity directly or indirectly controlling, controlled by or under common control with the Manager shall be expressly permitted hereunder and shall not require the prior written consent of the other parties hereto.  Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this agreement.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

9.              This agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  Each of the parties hereby agrees that any action or proceeding arising out of this agreement or the transactions contemplated hereby shall be brought in the federal or state courts sitting in the County of New York, in the City of New York, New York, and each of the parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding, and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

10.       All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery:

If to the Company:	Pinnacle Holdco Parent, Inc.
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019
Facsimile: (212) 750-0003
Attn: David Sorkin, Esq.

with copies to:	Simpson Thacher & Bartlett LLP
(which shall not	425 Lexington Avenue
constitute notice)	New York, New York 10017
Attention: Sean Rodgers, Esq.
Facsimile: (212) 455-2502

If to the Manager:	Kohlberg Kravis Roberts & Co. L.P.
9 West 57th St., Suite 4200
New York, New York 10019
Attention: David Sorkin, Esq.
Facsimile: (212) 750-0003

with a copy to:	Simpson Thacher & Bartlett LLP
(which shall not	425 Lexington Avenue
constitute notice)	New York, New York 10017
Attention: Sean Rodgers, Esq.
Facsimile: (212) 455-2502

or to such other address as any of the above shall have designated in writing to the other above.  All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid or (iii) when telecopied, receipt acknowledged.

11.       This agreement shall continue in effect from year to year unless amended or terminated by the consent of all of the parties hereto.  In addition, the Company may terminate this agreement by delivery of a written notice of termination to the Manager at any time after the Manager and its affiliates no longer holds any equity interests in the Company; provided that in the event of such a termination the Company shall pay in cash to the Manager all unpaid Advisory Fees payable to the Manager hereunder and all expenses due under this agreement to the Manager with respect to periods prior to the termination date. In addition, (i) in connection with the consummation of a Change of Control (as defined in the Management Stockholders Agreement, dated as of September 23, 2013, among the parties thereto, as the same may be amended from time to time (the “Stockholders Agreement”), the Company may terminate this agreement by delivery of a written notice of termination to the Manager and (ii) immediately following the consummation of an Initial Public Offering (as defined in the Stockholders Agreement), this agreement shall automatically terminate unless the Company, by delivery of a written notice to the Manager prior to such consummation, otherwise elects to continue this agreement in full force and effect.  In the event of a termination of this agreement pursuant to the immediately preceding sentence, the Company shall upon such termination pay in cash to the Manager (i) all unpaid Advisory Fees payable to the Manager hereunder and all expenses due under this agreement to the Manager with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through December 31, 2023, or, if terminated following December 31, 2023, through the first anniversary of the Effective Date occurring after the termination date.

12.       Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

13.       If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

14.       Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the retention of the Manager pursuant to, or the performance by the Manager of the services contemplated by, this agreement.

15.       It is expressly understood that the foregoing paragraphs 2, 3, 5, 6, 9 — 11, and paragraphs 13 — 17, in their entirety, survive any termination of this agreement.

16.       Except in cases of fraud, gross negligence or willful misconduct, none of the Manager, its affiliates or any of its employees, officers, directors, managers, partners, consultants, members, stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages, lost profits and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder.  The Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Manager shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future director, officer, manager, agent, consultant, affiliate or employee of the Manager (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of the Manager (or any of its successors or permitted assignees) or any affiliate thereof or against any former, current or future director, officer, agent, consultant, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, the “Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Partners LP against the Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

17.       This letter agreement and the Indemnification Agreement contain the complete and entire understanding and agreement between the Manager and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof.  The Company acknowledges and agrees that Manager makes no representations or warranties in connection with this letter agreement or its provision of services pursuant hereto.  The Company agrees that any acknowledgment or agreement made by the Company in this letter agreement is made on behalf of the Company and the other members of the Company Group.

18.       This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

PINNACLE HOLDCO PARENT, INC.

By:	/s/ Ali J. Satvat
Name: Ali J. Satvat
Title: Treasurer and Assistant Secretary

Monitoring Agreement – Signature Page

AGREED TO AND ACCEPTED BY:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ William Janetschek
Name: William Janetschek
Title: Chief Financial Officer

Monitoring Agreement – Signature Page